Exhibit 99.85

First National Bank of Northern California Reports Fourth Quarter 2009 Earnings of $0.09 Per Diluted Share

Source:FNB Bancorp (CA) (Bulletin Board:FNBG)
South San Francisco, California
Website: www.fnbnorcal.com

Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California, today announced earnings available to common shareholders for the fourth quarter of 2009 of $302,000 or $0.09 per diluted share after deducting dividends on preferred stock, compared to earnings available to common shareholders of $939,000 or $0.29 per diluted share for the fourth quarter of 2008. Net earnings for the fourth quarter of 2009 was $515,000, before the payment of preferred stock dividends, compared to net earnings of $939,000 in the fourth quarter of 2008. Dividend payments on the preferred shares outstanding were made as required by the Treasury Department’s Capital Purchase Program during the fourth quarter of 2009. Total consolidated assets as of December 31, 2009 were $708,309,000 compared to $660,957,000 as of December 31, 2008.

During the fourth quarter of 2009, we continued to add to our allowance for loan loss reserves by recording a provision for loan losses of $900,000 while recording net charge-offs of $495,000. During the full calendar year 2009, we added a net $2,754,000 to our allowance for loan losses, which now total 1.95% of gross loans as of December 31, 2009. Those loans classified as either substandard, doubtful or loss by regulatory definition also decreased during the fourth quarter of 2009. Management believes the problems within our loan portfolio have been identified and are beginning to decline. Deposit growth has also been a bright spot during the fourth quarter of 2009, with total deposits increasing 2.4%. For the full calendar year 2009, deposit growth for the bank was 19.6%. This substantial deposit growth has allowed us to reduce our FHLB advances by $5,000,000 during the fourth quarter of 2009 and by $61,100,000 or 71% for the full calendar year 2009. The taxable equivalent net interest margin for the fourth quarter 2009 was 4.61%, down 1 basis point from the 4.62% achieved during the third quarter of 2009.

“During 2009, we continued to strengthen our balance sheet. The employment, economic and real estate market continue to be very fragile. There remain significant uncertainties as to the timing and magnitude of the recovery that will emerge from this recession. The strength of our balance sheet will allow us to grow our banking franchise locally in a safe and sound manner,accepting deposits from our local customer base and lending in our local markets. Given the uncertainty surrounding many financial institutions, both large and small, we strive to be a conservative financial institution that our customers can rely upon to provide for their financial needs, in good times and in bad,” continued Mr. McGraw.

Financial Highlights: Fourth Quarter, 2009
Consolidated Statements of Earnings
(in ‘000s except earnings per share amounts)

	Three months ended December 31, 2009	Three months ended December 31, 2008	Year ended December 31, 2009	Year ended December 31, 2008

Interest income	$8,980	$9,612	$35,817	$39,427
Interest expense	2,037	2,619	9,011	11,507

Net interest income	6,943	6,993	26,806	27,920
Provision for loan losses	(900)	(1,455)	(4,596)	(3,045)
Noninterest income	1,111	1,876	5,377	5,043
Noninterest expense	6,970	6,400	27,575	25,344

Interest before income taxes	184	1,014	12	4,574
Provision for income taxes	331	(75)	581	(611)

Net earnings (loss)	515	939	593	3,963
Dividends and discount accretion on preferred stock	213	─	632	─

Net earnings (loss) available to common shareholders	$302	$939	$(39)	$3,963

Basic earnings per share	$0.09	$0.29	($0.01)	$1.23
Diluted earnings per share	$0.09	$0.29	($0.01)	$1.22

Average assets	$708,546	$666,835	$683,829	$658,108
Average equity	$78,946	$67,270	$77,367	$67,488
Return on average assets	0.17%	0.56%	-0.02%	0.60%
Return on average equity	1.53%	5.58%	-0.20%	5.87%
Efficiency ratio	87%	72%	86%	77%
Net interest margin (taxable equivalent)	4.61%	4.69%	4.47%	4.75%
Average shares outstanding	3,182	3,184	3,182	3,232
Average diluted shares outstanding	3,191	3,192	3,203	3,242

Financial Highlights: Fourth Quarter, 2009
Consolidated Balance Sheets
(in ‘000s)

	As of December 31, 2009	As of December 31, 2008

Assets:
Cash and cash equivalents	$62,853	$14,865
Securities available for sale	97,188	99,221
Loans, net	494,349	497,984
Premises, equipment and leasehold improvements	11,784	13,030
Other real estate owned	7,320	3,557
Goodwill	1,841	1,841
Other assets	32,974	30,459

Total assets	$708,309	$660,957

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$177,883	$179,688
Savings and money market	293,758	179,382
Time	127,323	141,840

Total deposits	598,964	500,910
Federal Home Loan Bank advances	25,000	86,100
Federal funds purchased	─	─
Accrued expenses and other liabilities	5,480	5,798

Total liabilities	629,444	592,808
Stockholders’ equity	78,865	68,149

Total liab. and stockholders’ equity	$708,309	$660,957

Other Financial Information
Allowance for loan losses	$9,829	$7,075
Nonperforming assets	$32,912	$17,659
Total gross loans	$504,178	$505,059

“Management worked hard during 2009 to keep losses at the bank to a minimum. We continue to work with borrowers that may be having financial difficulties in order to attempt to find workable solutions to any problems that may exist. Management has instituted plans that we believe will reduce the OREO and nonperforming levels during 2010. Management is committed to reducing nonperforming assets as soon as possible without incurring unnecessary losses. We believe our decisions and proactive approach in dealing with troubled credits will add value to our shares as we attract new customers, grow our franchise, and hold operating costs to a minimum in 2010,” stated Mr. McGraw.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.